ARTICLES OF AMENDMENT
OF
SMITH BARNEY SHEARSON FUNDAMENTAL VALUE FUND INC.


		SMITH BARNEY SHEARSON FUNDAMENTAL VALUE FUNS INC., a Maryland corporation having its principal place of business in Baltimore City, Maryland(hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

	FIRST: The charter of the Corporation is hereby amended as follows:
	(a) By striking Article II of the Articles of Incorporation and inserting in lieu thereof the following:


				ARTICLE II

The name of the corporation (hereinafter called the "Corporation") is Smith Barney Fundamental Value
Fund Inc.

(b) By striking the first paragraph of Article V Section
5.1 of the Articles of Incorporation and inserting in lieu thereof the following:

Section 5.1 Authorized Common Shares: The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is one billion (1,000,000,000) shares, of the par value of one-tenth of one cent ($.001) per share (the "Shares"), and of the aggregate par value of one million dollars
($1,000,000); the Shares shall be classified initially into five classes, each with a par value of $.001 per share, designated Class A Common Stock, Class B Common
Stock, Class C Common Stock, Class Y Common Stock and Class Z Common Stock. The Corporation shall be authorized to issue up to 1,000,000,000 share of each class of capital stock less, at any time, the total number of shares of all other such classes of capital stock then issued and outstanding. At no time may the Corporation cause to be issued and outstanding more than 1,000,000,000 shares of its capital stock of all such classes in the aggregate unless such number be hereafter increased in accordance with the Maryland General
Corporation Law."

	SECOND: A majority of the entire Board of Directors of the Corporation approved the forgoing amendments to the charter as set forth in Article FIRST hereto, and no stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.

		The undersigned Senior Vice President and Treasurer acknowledges these
Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles of Amendment with respect to the authorization and approval of the amendments of the Corporation's charter are true in all materials respects, and that this statement made under the penalties of perjury.

		IN WITNESS WHEREOF, Smith Barney Shearson Fundamental Value Fund Inc. has caused this instruments to be filed in its name and on behalf by its Senior Vice President and Treasurer, Lewis E. Daidone, and witness by its Assistant Secretary, Lee D. Augsburger, on the 24th day of May, 1995.


	SMITH BARNEY SHEARSON
	FUNDAMENTAL VALUE FUND INC.

	By:	/s/ Lewis E. Daidone
		Senior Vice President and Treasurer


WITNESS

/s/ Lee D. Augsburger
Assistant secretary








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